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EX - 21
SUBSIDIARIES OF THE REGISTRANT

                                                                      EXHIBIT 21

                SUBSIDIARIES OF MILLENNIUM PHARMACEUTICALS, INC.

NAME OF SUBSIDIARY                                JURISDICTION OF ORGANIZATION

Millennium BioTherapeutics, Inc.                           Delaware
Millennium Predictive Medicine, Inc.                       Delaware
Millennium Information, Inc. (1)                           Delaware

(1) In January 1999, Millennium Information, Inc. was merged with Millennium Predictive Medicine, Inc. Millennium Predictive Medicine, Inc. was the surviving corporation of the merger.